The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Second-Quarter 2016 Results

Cincinnati, July 26, 2016 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Second-quarter 2016 net income of $123 million, or 74 cents per share, compared with $176 million, or $1.06 per share, in the second quarter of 2015.

•	$43 million decrease in operating income* to $95 million, or 57 cents per share, down from $138 million, or 83 cents per share, in the second quarter of last year.

•
$53 million decrease in second-quarter 2016 net income, reflecting the after-tax net effect of two primary items: $47 million reduction in the contribution from property casualty underwriting, including an unfavorable effect from natural catastrophe losses that were $56 million more for second-quarter 2016 compared with the same quarter a year ago; and a $10 million decrease in net realized investment gains.

•	$42.37 book value per share at June 30, 2016, a record-high amount and up $3.17 or 8 percent since December 31, 2015.

•	10.5 percent value creation ratio for the first six months of 2016, compared with 0.9 percent for the same period of 2015.

Financial Highlights

(Dollars in millions except per share data)	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Revenue Data
Earned premiums	$1,173	$1,111	6	$2,327	$2,205	6
Investment income, net of expenses	149	140	6	294	279	5
Total revenues	1,371	1,316	4	2,735	2,601	5
Income Statement Data
Net income	$123	$176	(30)	$311	$304	2
Realized investment gains, net	28	38	(26)	68	69	(1)
Operating income*	$95	$138	(31)	$243	$235	3
Per Share Data (diluted)
Net income	$0.74	$1.06	(30)	$1.87	$1.84	2
Realized investment gains, net	0.17	0.23	(26)	0.41	0.42	(2)
Operating income*	$0.57	$0.83	(31)	$1.46	$1.42	3

Book value				$42.37	$39.60	7
Cash dividend declared	$0.48	$0.46	4	$0.96	$0.92	4
Diluted weighted average shares outstanding	166.5	165.5	1	166.3	165.5	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 2Q16 Release 1

Insurance Operations Second-Quarter Highlights

•	99.3 percent second-quarter 2016 property casualty combined ratio, up from 92.4 percent for second-quarter 2015.

•	5 percent growth in second-quarter net written premiums, largely reflecting premium growth initiatives.

•
$143 million second-quarter 2016 property casualty new business written premiums, up 4 percent. Agencies appointed since the beginning of 2015 contributed $10 million or 7 percent of total new business written premiums.

•	13 percent growth in second-quarter life insurance earned premiums, with steady progress in life insurance operations and financial contribution.
Investment and Balance Sheet Highlights

•	6 percent or $9 million increase in second-quarter 2016 pretax investment income, including 17 percent growth for stock portfolio dividends and 4 percent growth for bond interest income.

•	Three-month increase of 4 percent in fair value of total investments at June 30, 2016, including a 6 percent increase for the stock portfolio and a 3 percent increase for the bond portfolio.

•	$1.919 billion parent company cash and marketable securities at June 30, 2016, up 10 percent from year-end 2015.

Investments Bolster Performance
Steven J. Johnston, president and chief executive officer, commented: “Investment income led our second-quarter profits, supported by a 17 percent increase in dividends from our stock portfolio and a 4 percent rise in interest from our bond portfolio. Cash and invested assets reached $16 billion, reflecting higher valuations and new securities purchased with the cash flow from our growing insurance operations. For the first time, total assets exceeded $20 billion at June 30, 2016.”

Core Insurance Operations Maintain Improving Trend
“As previously announced, the impact of catastrophe losses this quarter was similar to our 10-year second-quarter average of 13.4 points. Weather-related natural catastrophes accounted for 14.8 points of our 99.3 percent second-quarter combined ratio and 9.0 points of our 95.4 percent six-month combined ratio.

“To evaluate the health of our insurance business beyond this stormy spring, we look at our core underwriting results as measured by our six-month combined ratio before catastrophe losses and before development of reserves for prior accident years. At a satisfactory 91.1 percent, that ratio improved 1.9 points over the same period last year.”

Growth Plans on Track
“Our plans remain on track to profitably grow our insurance business with consolidated property casualty net written premiums reaching $2.3 billion in the first half of 2016 – an increase of 6 percent compared with the same period in 2015.

“We’re continuing to appoint new agencies and to further refine our skills in pricing precision and policy segmentation. Investments in reinsurance assumed and high net worth personal lines insurance are paying off as these initiatives maintain their positive momentum.

“Cincinnati Re, our reinsurance assumed operation, contributed 2 percentage points to the premium growth we’ve experienced through June.

“Our high net worth product suite, Executive Capstone™, continues to be met with enthusiasm. For the first half of 2016, new business written premiums from our agencies’ high net worth clients totaled nearly $14 million. As we begin building relationships with agents who write high net worth accounts in California and Colorado later this year, we’re optimistic that we’ll reach our 2016 goal of $25 million in new high net worth business.”

Creating Value for Shareholders
“Our value creation ratio, which considers changes to our book value and the dividends we pay to shareholders, is our main measure for evaluating the value we are creating as a company over time. The board increased our dividend rate in January, and so far this year our book value has grown 8 percent to a record high $42.37. These actions contribute to our six-month value creation ratio of 10.5 percent – reaching our 10 percent or better average annual target for this measure.”

CINF 2Q16 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$1,114	$1,059	5	$2,210	$2,100	5
Fee revenues	2	2	0	4	4	0
Total revenues	1,116	1,061	5	2,214	2,104	5

Loss and loss expenses	759	654	16	1,420	1,343	6
Underwriting expenses	347	324	7	688	651	6
Underwriting profit	$10	$83	(88)	$106	$110	(4)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	68.2%	61.8%	6.4	64.2%	63.9%	0.3
Underwriting expenses	31.1	30.6	0.5	31.2	31.0	0.2
Combined ratio	99.3%	92.4%	6.9	95.4%	94.9%	0.5

			% Change			% Change
Agency renewal written premiums	$1,057	$1,018	4	$2,085	$2,001	4
Agency new business written premiums	143	138	4	268	254	6
Cincinnati Re net written premiums	16	—	nm	35	—	nm
Other written premiums	(22)	(14)	(57)	(47)	(47)	0
Net written premiums	$1,194	$1,142	5	$2,341	$2,208	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	57.8%	60.9%	(3.1)	59.9%	62.0%	(2.1)
Current accident year catastrophe losses	14.8	7.5	7.3	9.3	6.3	3.0
Prior accident years before catastrophe losses	(4.4)	(6.6)	2.2	(4.7)	(3.9)	(0.8)
Prior accident years catastrophe losses	0.0	0.0	0.0	(0.3)	(0.5)	0.2
Loss and loss expense ratio	68.2%	61.8%	6.4	64.2%	63.9%	0.3

Current accident year combined ratio before catastrophe losses	88.9%	91.5%	(2.6)	91.1%	93.0%	(1.9)

•
$52 million or 5 percent growth of second-quarter 2016 property casualty net written premiums and six-month growth of 6 percent, with Cincinnati Re contributing 1 and 2 percentage points for the respective periods. The growth also reflected other growth initiatives, price increases and a higher level of insured exposures.

•	$5 million or 4 percent increase in second-quarter 2016 new business premiums written by agencies and six-month growth of 6 percent, primarily due to contributions from new agency appointments.

•
1,576 agency relationships in 2,032 reporting locations marketing property casualty insurance products at June 30, 2016, compared with 1,526 agency relationships in 1,956 reporting locations at year-end 2015. During the first six months of 2016, 44 new agency appointments were made for agencies that offer most or all of our property casualty insurance products.

•	6.9 and 0.5 percentage-point second-quarter and first-half 2016 combined ratio increases, reflecting increases of 7.3 and 3.2 points for losses from natural catastrophes.

•	4.4 percentage-point second-quarter 2016 benefit from favorable prior accident year reserve development of $49 million, compared with 6.6 points or $70 million for second-quarter 2015.

•	5.0 percentage-point six-month 2016 benefit from favorable prior accident year reserve development, compared with 4.4 points for the 2015 period.

•
2.1 percentage-point improvement, to 59.9 percent, for the six-month 2016 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 0.4 points in the ratio for current accident year losses of $1 million or more per claim.

•
0.2 percentage-point increase in the first-half 2016 underwriting expense ratio, as higher earned premiums and ongoing expense management efforts were slightly offset by strategic investments that include enhancement of underwriting expertise.

CINF 2Q16 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$771	$745	3	$1,531	$1,478	4
Fee revenues	1	1	0	2	2	0
Total revenues	772	746	3	1,533	1,480	4

Loss and loss expenses	500	417	20	969	891	9
Underwriting expenses	246	232	6	488	466	5
Underwriting profit	$26	$97	(73)	$76	$123	(38)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	64.9%	56.0%	8.9	63.3%	60.3%	3.0
Underwriting expenses	31.9	31.2	0.7	31.9	31.6	0.3
Combined ratio	96.8%	87.2%	9.6	95.2%	91.9%	3.3

			% Change			% Change
Agency renewal written premiums	$718	$699	3	$1,476	$1,429	3
Agency new business written premiums	93	93	0	180	172	5
Other written premiums	(14)	(5)	(180)	(32)	(31)	(3)
Net written premiums	$797	$787	1	$1,624	$1,570	3

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	55.7%	58.7%	(3.0)	58.6%	59.9%	(1.3)
Current accident year catastrophe losses	16.8	5.8	11.0	10.4	5.6	4.8
Prior accident years before catastrophe losses	(7.4)	(8.6)	1.2	(5.3)	(4.6)	(0.7)
Prior accident years catastrophe losses	(0.2)	0.1	(0.3)	(0.4)	(0.6)	0.2
Loss and loss expense ratio	64.9%	56.0%	8.9	63.3%	60.3%	3.0

Current accident year combined ratio before catastrophe losses	87.6%	89.9%	(2.3)	90.5%	91.5%	(1.0)

•	$10 million or 1 percent increase in second-quarter 2016 commercial lines net written premiums, driven by higher renewal written premiums. Three percent increase in six-month net written premiums.

•	$19 million or 3 percent rise in second-quarter renewal written premiums with commercial lines renewal pricing increases averaging in the low-single-digit percent range.

•
Less than $1 million increase in second-quarter 2016 new business written by agencies, reflecting underwriting and pricing discipline in a competitive market environment. For the six-month period, the increase was 5 percent.

•	9.6 and 3.3 percentage-point increase in second-quarter and first-half 2016 combined ratio, including increases of 10.7 and 5.0 points for losses from natural catastrophes.

•	7.6 percentage-point second-quarter 2016 benefit from favorable prior accident year reserve development of $58 million, compared with 8.5 points or $63 million for second-quarter 2015.

•	5.7 percentage-point six-month 2016 benefit from favorable prior accident year reserve development, compared with a six-month 2015 benefit of 5.2 points.

•
1.3 percentage-point improvement, to 58.6 percent, for the six-month 2016 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 1.7 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 2Q16 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$288	$272	6	$571	$540	6
Fee revenues	1	—	nm	2	1	100
Total revenues	289	272	6	573	541	6

Loss and loss expenses	224	216	4	397	407	(2)
Underwriting expenses	85	81	5	168	162	4
Underwriting profit (loss)	$(20)	$(25)	(20)	$8	$(28)	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	78.0%	79.6%	(1.6)	69.5%	75.3%	(5.8)
Underwriting expenses	29.5	29.6	(0.1)	29.4	30.0	(0.6)
Combined ratio	107.5%	109.2%	(1.7)	98.9%	105.3%	(6.4)

			% Change			% Change
Agency renewal written premiums	$302	$285	6	$538	$508	6
Agency new business written premiums	34	30	13	59	54	9
Other written premiums	(6)	(6)	0	(11)	(12)	8
Net written premiums	$330	$309	7	$586	$550	7

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.5%	65.9%	(3.4)	63.0%	66.3%	(3.3)
Current accident year catastrophe losses	12.1	12.8	(0.7)	7.9	9.2	(1.3)
Prior accident years before catastrophe losses	3.1	1.1	2.0	(1.2)	0.2	(1.4)
Prior accident years catastrophe losses	0.3	(0.2)	0.5	(0.2)	(0.4)	0.2
Loss and loss expense ratio	78.0%	79.6%	(1.6)	69.5%	75.3%	(5.8)

Current accident year combined ratio before catastrophe losses	92.0%	95.5%	(3.5)	92.4%	96.3%	(3.9)

•
$21 million or 7 percent increase in second-quarter 2016 personal lines net written premiums, including growth in new business and higher renewal written premiums that benefited from rate increases. Seven percent increase in six-month net written premiums.

•
$4 million or 13 percent growth in second-quarter new business written by agencies, raising the six-month growth rate to 9 percent. The growth was driven by an increase of approximately $6 million from agencies’ high net worth clients during the first six months of 2016.

•	1.7 and 6.4 percentage-point second-quarter and first-half 2016 combined ratio improvement, including decreases of 0.2 and 1.1 points for losses from natural catastrophes.

•
3.4 percentage-point second-quarter 2016 unfavorable prior accident year reserve development of $10 million, compared with an unfavorable effect of 0.9 points from adverse reserve development of $2 million for second-quarter 2015.

•	1.4 percentage-point six-month 2016 benefit from favorable prior accident year reserve development, compared with a six-month 2015 benefit of 0.2 points.

•
3.3 percentage-point improvement, to 63.0 percent, for the six-month 2016 ratio of current accident year losses and loss expenses before catastrophes, reflecting a decrease of 3.2 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 2Q16 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$45	$42	7	$88	$82	7
Fee revenues	—	1	(100)	—	1	(100)
Total revenues	45	43	5	88	83	6

Loss and loss expenses	27	21	29	40	45	(11)
Underwriting expenses	13	11	18	26	23	13
Underwriting profit	$5	$11	(55)	$22	$15	47

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	58.0%	49.6%	8.4	45.2%	54.4%	(9.2)
Underwriting expenses	29.4	26.4	3.0	29.4	27.7	1.7
Combined ratio	87.4%	76.0%	11.4	74.6%	82.1%	(7.5)

			% Change			% Change
Agency renewal written premiums	$37	$34	9	$71	$64	11
Agency new business written premiums	16	15	7	29	28	4
Other written premiums	(2)	(3)	33	(4)	(4)	0
Net written premiums	$51	$46	11	$96	$88	9

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	56.7%	69.3%	(12.6)	59.8%	70.7%	(10.9)
Current accident year catastrophe losses	3.2	0.6	2.6	1.9	0.9	1.0
Prior accident years before catastrophe losses	(1.9)	(20.2)	18.3	(16.4)	(17.0)	0.6
Prior accident years catastrophe losses	0.0	(0.1)	0.1	(0.1)	(0.2)	0.1
Loss and loss expense ratio	58.0%	49.6%	8.4	45.2%	54.4%	(9.2)

Current accident year combined ratio before catastrophe losses	86.1%	95.7%	(9.6)	89.2%	98.4%	(9.2)

•
$5 million or 11 percent increase in second-quarter 2016 excess and surplus lines net written premiums, reflecting higher renewal written premiums that benefited from rate increases averaging near the high end of the low-single-digit range. Nine percent increase in six-month net written premiums.

•	$1 million or 7 percent increase in second-quarter new business written by agencies, raising the six-month growth rate to 4 percent and reflecting careful underwriting in a highly competitive market.

•
11.4 percentage-point second-quarter 2016 combined ratio increase driven by less favorable prior accident year reserve development. For the six-month 2016 period, the combined ratio improved 7.5 percentage points, primarily due to lower ratios for current accident year loss experience.

•	1.9 percentage-point second-quarter 2016 benefit from favorable prior accident year reserve development of $1 million, compared with 20.3 points or $9 million for second-quarter 2015.

•	16.5 percentage-point six-month 2016 benefit from favorable prior accident year reserve development, compared with a six-month 2015 benefit of 17.2 points.

•
10.9 percentage-point improvement, to 59.8 percent, for the six-month 2016 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 0.6 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 2Q16 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Term life insurance	$38	$35	9	$75	$69	9
Universal life insurance	10	9	11	21	19	11
Other life insurance, annuity, and disability income products	11	8	38	21	17	24
Earned premiums	59	52	13	117	105	11
Investment income, net of expenses	39	37	5	77	74	4
Realized investment gains, net	—	1	(100)	1	2	(50)
Other income	1	1	0	2	2	0
Total revenues	99	91	9	197	183	8
Contract holders’ benefits incurred	62	58	7	125	118	6
Underwriting expenses incurred	19	16	19	38	34	12
Total benefits and expenses	81	74	9	163	152	7
Net income before income tax	18	17	6	34	31	10
Income tax	6	6	0	12	11	9
Net income of the life insurance subsidiary	$12	$11	9	$22	$20	10

•
$7 million or 13 percent increase in second-quarter 2016 earned premiums, including a 9 percent increase for term life insurance, our largest life insurance product line. Three- and six-month growth rates for term life were similar.

•	$2 million improvement in six-month 2016 life insurance subsidiary net income, primarily due to revenue growth for both earned premiums and investment income.

•
$90 million or 10 percent six-month 2016 increase to $962 million in GAAP shareholders’ equity for the life insurance subsidiary, largely reflecting an increase in fair value of the fixed-maturity portfolio due to the effects of lower interest rates.

CINF 2Q16 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Investment income, net of expenses	$149	$140	6	$294	$279	5
Investment interest credited to contract holders’	(22)	(22)	0	(44)	(43)	(2)
Realized investment gains, net	44	60	(27)	105	107	(2)
Investments profit	$171	$178	(4)	$355	$343	3

Investment income:
Interest	$110	$106	4	$219	$211	4
Dividends	41	35	17	78	71	10
Other	—	1	nm	1	1	0
Less investment expenses	2	2	0	4	4	0
Investment income, pretax	149	140	6	294	279	5
Less income taxes	35	33	6	70	66	6
Total investment income, after-tax	$114	$107	7	$224	$213	5

Investment returns:
Effective tax rate	23.9%	23.9%		23.8%	23.7%
Average invested assets plus cash and cash equivalents	$15,223	$14,534		$15,014	$14,488
Average yield pretax	3.92%	3.85%		3.92%	3.85%
Average yield after-tax	3.00	2.94		2.98	2.94
Fixed-maturity returns:
Effective tax rate	27.3%	27.2%		27.3%	27.1%
Average amortized cost	$9,480	$9,143		$9,421	$9,085
Average yield pretax	4.64%	4.64%		4.65%	4.65%
Average yield after-tax	3.38	3.38		3.38	3.39

•	$9 million or 6 percent rise in second-quarter 2016 pretax investment income, including 17 percent growth in equity portfolio dividends and 4 percent growth in interest income.

•
$289 million or 12 percent second-quarter 2016 increase in pretax net unrealized investment portfolio gains, including a $111 million increase for the equity portfolio. The total increase included the offsetting effect of $42 million of pretax net realized gains from investment portfolio security sales or called bonds during the second quarter of 2016, including $38 million from the equity portfolio.

CINF 2Q16 Release 8

Balance Sheet Highlights

(Dollars in millions except share data)	At June 30,	At December 31,
	2016	2015
Total investments	$15,459	$14,423
Total assets	20,151	18,888
Short-term debt	28	35
Long-term debt	786	786
Shareholders’ equity	6,971	6,427
Book value per share	42.37	39.20
Debt-to-total-capital ratio	10.5%	11.3%

•	$16.006 billion in consolidated cash and total investments at June 30, 2016, up 7 percent from $14.967 billion at year-end 2015.

•
$10.138 billion bond portfolio at June 30, 2016, with an average rating of A3/A. Fair value increased $254 million or 3 percent during the second quarter of 2016, including $26 million in net purchases of fixed-maturity securities.

•
$5.242 billion equity portfolio was 34.1 percent of total investments, including $2.053 billion in pretax net unrealized gains at June 30, 2016. Second-quarter 2016 increase in fair value of $301 million or 6 percent.

•
$4.600 billion of statutory surplus for the property casualty insurance group at June 30, 2016, up $187 million from $4.413 billion at year-end 2015, after declaring $200 million in dividends to the parent company. For the 12 months ended June 30, 2016, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2015.

•
$1.41 three-month 2016 increase in book value per share, including additions of $0.58 from net income before realized gains and $1.31 from investment portfolio realized gains and changes in unrealized gains that were partially offset by deductions of $0.48 from dividends declared to shareholders.

•
Value creation ratio of 10.5 percent for the first six months of 2016, reflecting 3.8 percent from net income before net realized investment gains, which includes underwriting and investment income, and 6.9 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 2Q16 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2015 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 26.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance-related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

CINF 2Q16 Release 10

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 2Q16 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)			June 30,	December 31,
			2016	2015
Assets
Investments			$15,459	$14,423
Cash and cash equivalents			547	544
Premiums receivable			1,529	1,431
Reinsurance recoverable			557	542
Deferred policy acquisition costs			624	616
Other assets			1,435	1,332
Total assets			$20,151	$18,888

Liabilities
Insurance reserves			$7,594	$7,301
Unearned premiums			2,349	2,201
Deferred income tax			844	638
Long-term debt and capital lease obligations			825	821
Other liabilities			1,568	1,500
Total liabilities			13,180	12,461

Shareholders’ Equity
Common stock and paid-in capital			1,634	1,629
Retained earnings			4,915	4,762
Accumulated other comprehensive income			1,714	1,344
Treasury stock			(1,292)	(1,308)
Total shareholders' equity			6,971	6,427
Total liabilities and shareholders' equity			$20,151	$18,888

(Dollars in millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues
Earned premiums	$1,173	$1,111	$2,327	$2,205
Investment income, net of expenses	149	140	294	279
Realized investment gains, net	44	60	105	107
Other revenues	5	5	9	10
Total revenues	1,371	1,316	2,735	2,601

Benefits and Expenses
Insurance losses and contract holders' benefits	821	712	1,545	1,461
Underwriting, acquisition and insurance expenses	366	340	726	685
Interest expense	13	13	26	26
Other operating expenses	5	3	7	7
Total benefits and expenses	1,205	1,068	2,304	2,179

Income Before Income Taxes	166	248	431	422

Provision for Income Taxes	43	72	120	118

Net Income	$123	$176	$311	$304

Per Common Share:
Net income—basic	$0.75	$1.07	$1.89	$1.85
Net income—diluted	0.74	1.06	1.87	1.84

CINF 2Q16 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus net realized investment gains, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 2Q16 Release 13

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Value creation ratio:
End of period book value	$42.37	$39.60	$42.37	$39.60
Less beginning of period book value	40.96	40.22	39.20	40.14
Change in book value	1.41	(0.62)	3.17	(0.54)
Dividend declared to shareholders	0.48	0.46	0.96	0.92
Total value creation	$1.89	$(0.16)	$4.13	$0.38

Value creation ratio from change in book value*	3.4%	(1.5)%	8.1%	(1.4)%
Value creation ratio from dividends declared to shareholders**	1.2	1.1	2.4	2.3
Value creation ratio	4.6%	(0.4)%	10.5%	0.9%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net income	$123	$176	$311	$304
Realized investment gains, net	28	38	68	69
Operating income	95	138	243	235
Less catastrophe losses	(107)	(51)	(129)	(79)
Operating income before catastrophe losses	202	189	$372	$314

Diluted per share data:
Net income	$0.74	$1.06	$1.87	$1.84
Realized investment gains, net	0.17	0.23	0.41	0.42
Operating income	0.57	0.83	1.46	1.42
Less catastrophe losses	(0.64)	(0.31)	(0.78)	(0.48)
Operating income before catastrophe losses	1.21	1.14	$2.24	$1.90

Life Insurance Reconciliation

(Dollars in millions)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net income of the life insurance subsidiary	$12	$11	$22	$20
Realized investment gains, net (after-tax)	—	1	1	2
Operating income	12	10	21	18
Investment income, net of expenses (pretax)	(39)	(37)	(77)	(74)
Investment income credited to contract holders’ (pretax)	22	22	44	43
Income tax	6	6	12	11
Life insurance segment profit (loss)	$1	$1	$—	$(2)

CINF 2Q16 Release 14

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended June 30, 2016
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,194	$797	$330	$51	$16
Unearned premiums change	(80)	(26)	(42)	(6)	(6)
Earned premiums	$1,114	$771	$288	$45	$10

Statutory ratios:
Combined ratio	97.9%	95.8%	105.2%	87.9%	107.5%
Contribution from catastrophe losses	14.8	16.6	12.4	3.2	0.0
Combined ratio excluding catastrophe losses	83.1%	79.2%	92.8%	84.7%	107.5%

Commission expense ratio	18.1%	17.9%	16.9%	26.5%	20.4%
Other underwriting expense ratio	11.6	13.0	10.3	3.4	6.6
Total expense ratio	29.7%	30.9%	27.2%	29.9%	27.0%

GAAP ratios:
Combined ratio	99.3%	96.8%	107.5%	87.4%	109.0%
Contribution from catastrophe losses	14.8	16.6	12.4	3.2	0.0
Prior accident years before catastrophe losses	(4.4)	(7.4)	3.1	(1.9)	(2.9)
Current accident year combined ratio before catastrophe losses	88.9%	87.6%	92.0%	86.1%	111.9%

(Dollars in millions)	Six months ended June 30, 2016
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$2,341	$1,624	$586	$96	$35
Unearned premiums change	(131)	(93)	(15)	(8)	(15)
Earned premiums	$2,210	$1,531	$571	$88	$20

Statutory ratios:
Combined ratio	94.1%	93.6%	98.4%	75.3%	94.8%
Contribution from catastrophe losses	9.0	10.0	7.7	1.8	0.0
Combined ratio excluding catastrophe losses	85.1%	83.6%	90.7%	73.5%	94.8%

Commission expense ratio	18.0%	17.5%	17.9%	27.2%	18.4%
Other underwriting expense ratio	11.9	12.8	11.0	2.9	6.4
Total expense ratio	29.9%	30.3%	28.9%	30.1%	24.8%

GAAP ratios:
Combined ratio	95.4%	95.2%	98.9%	74.6%	100.3%
Contribution from catastrophe losses	9.0	10.0	7.7	1.8	0.0
Prior accident years before catastrophe losses	(4.7)	(5.3)	(1.2)	(16.4)	(7.4)
Current accident year combined ratio before catastrophe losses	91.1%	90.5%	92.4%	89.2%	107.7%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 2Q16 Release 15